Exhibit 99.1

CONSENT OF PERSON TO BE NAMED DIRECTOR

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned consents to being named in the Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) of Mobileye N.V., a Dutch limited liability company (the “Company”), as a person who has agreed to serve as a director of the Company beginning immediately prior to the pricing of the Company’s initial public offering, and to the inclusion of his or her biographical information in the Registration Statement.

/s/ Eli Barkat
Signature

Eli Barkat
Name

June 19, 2014
Date